CONSULTING AGREEMENT

This Consulting Agreement (hereinafter "Agreement") is made this 6th day of April, 2011 by and between HPC POS System Corporation, (hereinafter "HPC or Company"), corporate registration in the State of Nevada; represented by Melvin W. Coles, President, who commits the Company with his sole signature; and Joel Stohlman, Stohlman Consulting (hereinafter "Stohlman"), who commits with his sole signature.

WITNESSETH

WHEREAS, HPC desires to subcontract Stohlman as an independent contractor and Stohlman desires to be a sub-contracted agent of HPC in connection with certain aspects of the corporate development, and assist HPC with the going public process, and related products of HPC (collectively "the Products"); and

WHEREAS, HPC and Stohlman desire to establish terms and conditions set forth in this agreement;

NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledge, the parties hereby agree as follows:

Services:
Stohlman consulting services will include advisement to management in the will include the following areas:

(i) Marketing, Promotions, Trade shows development
(ii) Consulting and public relations services on an as needed basis.

Term:
This Agreement shall be effective perpetually, unless otherwise terminated by HPC. HPC has the right to terminate this agreement with three (3) months written notice for any reason. Should HPC exercise its right to terminate the agreement, Stohlman can receive three (3) months compensation, but will be required to provide consulting services for three months after termination.

Compensation and Expense Reimbursement:
Stohlman shall be compensated a retainer of $5,000 per month under this agreement. HPC also agrees to reimburse Stohlman for any reasonable out-of-pocket expenses incurred by Stohlman in connection with the proposed services under this agreement. HPC will underwrite all cost of travel expenses for Stohlman to develop the business of HPC. Stohlman will notify and seek approval of HPC prior to any such expenses being incurred.

Non-Circumvention:
Stohlman shall disclose or give access to Proprietary Information only to such Stohlman' employees, agents or contractors ("Stohlman Personnel") having a need-to-know in connection with Stohlman' engagement and for use in connection therewith. Stohlman will advise Stohlman Personnel having access to Proprietary Information of the confidential and proprietary nature thereof, and Stohlman personnel shall assume responsibility under this agreement. HPC and Stohlman will not solicit business from either party Alliances, Partners, and Associates (collectively "Clients") or engage in any business with client unless it has express written consent from either party. HPC shall not circumvent Stohlman or solicit

Stohlman' clients or business associates to conduct business transactions without Stohlman' knowledge or consent.

Limitation of Liability:
In the event of any breach by either party of its obligations under this Agreement, such party shall be liable for direct damages suffered by the other party that are caused by such breach in accordance with applicable law. In no event shall either party be liable to the other for special or consequential damages of any kind or nature whether alleged to be attributed to such breach of Agreement, to tort or negligence or otherwise caused, except to the extent of the indemnification provision herein for tort claims resulting in bodily injury or property damage. In no event shall either party be liable to the other for lost profits resulting from an alleged breach of this Agreement even if, under applicable law, such lost profits would not be considered consequential or special damages.

Indemnification:
The parties shall indemnify and hold the other harmless from any and all claims, actions, damages and liabilities (including reasonable attorney's fees) arising directly and proximately out of the indemnifying party's negligence, or willful, wanton or reckless conduct in connection with the performance of this Agreement resulting in death or bodily injury or damage to any real or tangible personal property.

Survival of Terms:
Termination or expiration of this Agreement for any reason shall not release either party from any liabilities or obligations set forth in this Agreement which (i) the parties have expressly agreed in writing shall survive any such termination or expiration, or (ii) remain to be performed or by their nature would be intended to be applicable following any such termination or expiration.

Entire Agreement:
This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

Amendment:
This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

Severability:
If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. It a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

Waiver of Contractual Right:
The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

Governing Law:
This Agreement shall be governed by the laws of the State of Nevada.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized representative as of the day and year first written above:

HPC POS CORPORATION
By:
Melvin W. Coles

Melvin W. Coles
President

Joel Stohlman

WITNESSETH:

By: Bonnie Coles

Bonnie B. Coles
Director